Exhibit 99.1

Tivic Reports First Quarter 2023 Financial Results

Gross Profit Increase by 61.3%; extends innovation pipeline to include vagus nerve stimulation

SAN FRANCISCO – (Business Wire) – May 15, 2023 – Tivic Health® Systems, Inc. (“Tivic”, Nasdaq: TIVC), a health tech company that develops and commercializes bioelectronic medicine, is pleased to announce its financial results for the first quarter 2023 ended March 31, 2023 (“Q1 2023”).

First Quarter 2023 Financial Summary

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Gross profit increased 61.3% to $113 thousand in the first quarter 2023, compared with $70 thousand in first quarter 2022, on a decrease of 12% in total revenue to $376 thousand in the first quarter 2023 from $428 thousand in first quarter 2022.
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Net loss of $2.1 million in the first quarter 2023, compared with $2.2 million in first quarter 2022.
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Cash and cash equivalents totaled $5.2 million as of the quarter end.

First Quarter 2023 Business Highlights

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Increased gross profit by 61.3% by increasing average selling price 17% and reducing variable unit cost by 15% vs. prior year’s first quarter.
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Invested in product improvements to enhance customer experience and support cost-effective product line expansion.
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Completed a product versioning plan to target additive market segments with higher price tolerance and greater likelihood to purchase.
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Obtained recertification of ISO 13485 Quality Management System and the European Medical Device CE-Mark in support of international markets.
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Broadened our intellectual property portfolio to include new therapeutic targets via vagus nerve stimulation.
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Expanded collaboration with a renowned international hospital, which started with a focus solely on functional endoscopic sinus surgery and has been expanded to include additional surgical interventions in facial plastic surgery and sinus surgeries.
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Initiated partnership with The Feinstein Institute for Medical Research on a pilot study of Tivic’s internally tested non-invasive targeting of vagus nerve activity. Successful completion of this study has the potential to open new product opportunities in neurology, cardiology and rheumatology.

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Closed financing activities of $5.0 million in February 2023, with net proceeds to the company of approximately $3.6 million.
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As of quarter close, the company had $5.2 million cash and cash equivalents including proceeds from financing.

Recent Developments

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Launched B2B (business-to-business) sales portal in April 2023.
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Implemented pricing increases on ClearUP in April 2023, aligned with rigorous price testing completed in Q1 2023.

Management Commentary

“In the first quarter of 2023, several important initiatives began showing results. With new manufacturing partners, our gross margins improved significantly, with additional improvements expected in Q2. In addition, market testing supported a significant retail price increase, which was implemented in April. Expansion in margin to over 50% should allow us to sell profitably through more diverse channels. These represent critical turning points for our ClearUP business,” said Jennifer Ernst, Chief Executive Officer of Tivic. She continued, “We also saw the expansion of one externally funded clinical program and initiated a second innovation program in partnership with The Feinstein Institute at Northwell Health, leaders in bioelectronic medicine. These product-oriented innovation activities are designed to expand our bioelectronic portfolio.”

Ernst concluded, "The past two years have been challenging, and I believe we are now turning a corner within our ClearUP business, while putting the foundation in place for growth beyond current revenue streams. I look forward with excitement to the remainder of the year.”

First Quarter 2022 Financial Review

Net revenue for the first quarter 2023 was $376 thousand, a decrease of $52 thousand (or 12%) compared to $428 thousand in the same period 2022, primarily due to decreased unit sales of 27% and termination of less profitable retail distribution arrangements.

Cost of sales for the first quarter 2023 was $263 thousand, a decrease of $95 thousand (or 27%) compared to $358 thousand in the same period 2022. The period over period decrease was primarily due to the decrease in unit sales of 27%.

Gross profit for the first quarter 2023 was $113 thousand, an increase of $43 thousand (or 61%) compared to $70 thousand in the same period 2022. The increase was due to higher average price point and lower variable cost per unit.

Sales and marketing expenses were $458 thousand for the first quarter 2023, compared to $684 thousand in the same period 2022. The decrease of $226 thousand was due to more targeted marketing spend in first quarter focused on driving direct sales.

Research and development expenses were $490 thousand for the first quarter 2023, an $89 thousand increase from $401 thousand for the same period in 2022. The increase was primarily related to initiation of the company’s vagus nerve program and development activities associated with product line expansion.

General and administrative expenses were $1.3 million for the first quarter 2023, compared to $1.2 million in the same period 2022. The increase of $55 thousand was primarily attributable to personnel-related costs offset by lower insurance costs.

As of March 31, 2023, the company had $5.2 million of cash and cash equivalents, including proceeds from the offering closed in Q1 2023.

The company’s MD&A and consolidated financial statements for the first quarter ended March 31, 2023 will be filed on May 15, 2023 with the company’s Quarterly Report on Form 10-Q. The company's previous public filings may be found on www.sec.gov and can also be located on Tivic’s website at: https://tivichealth.com/investor/#SEC.

Conference Call and Webcast Information

Management will host a conference call on Monday, May 15, 2023, at 4:30 p.m. Eastern Time to discuss the company’s first quarter 2023 financial results and provide a business update.

The conference call will be available via telephone by dialing toll-free 877-545-0523 for local callers; or 973-528-0016 for international callers and using entry code 888610.

The conference call will also be available via Webcast link: https://www.webcaster4.com/Webcast/Page/2865/48259

An audio replay of the call will be available from the “Investor” page on the Tivic Health website at https://tivichealth.com/investor/.

About Tivic

Tivic is a commercial health tech company advancing the field of bioelectronic medicine. Tivic’s patented technology platform leverages stimulation on the trigeminal, sympathetic, and vagus nerve structures. Tivic’s non-invasive and targeted approach to the treatment of inflammatory chronic health conditions gives consumers and providers drug-free therapeutic solutions with high safety profiles, low risk, and broad applications. Tivic’s first commercial product, ClearUP, is an FDA approved, award-winning, handheld bioelectronic sinus device. ClearUP is clinically proven, doctor-recommended, and is available through online retailers and commercial distributors. For more information, visit http://tivichealth.com @TivicHealth

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems, Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: market, economic and other conditions; supply chain constraints; macroeconomic factors, including inflation; the company’s ability to raise additional capital on favorable terms; changes in regulatory requirements; and unexpected costs, charges or expenses that reduce Tivic’s capital resources. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Tivic’s actual results to differ from those contained in the forward-looking statements, see Tivic’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023, under the heading “Risk Factors,” as well as the company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Tivic Health Systems, Inc. undertakes no duty to update such information except as required by applicable law.

Investor Contact:
Hanover International, Inc.
ir@tivichealth.com

Tivic Health Systems, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

	March 31, 2023	December 31, 2022
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$5,167	$3,517
Other current assets	1,315	1,770
TOTAL CURRENT ASSETS	6,482	5,287
PROPERTY AND EQUIPMENT, NET	104	12
NONCURRENT ASSETS	515	557
TOTAL ASSETS	$7,101	$5,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,391	$1,696
Other current liabilities	182	163
TOTAL CURRENT LIABILITIES	1,573	1,859
TOTAL LONG-TERM LIABILITIES	323	367
STOCKHOLDERS' EQUITY
Common stock	3	1
Additional paid in capital	36,960	33,271
Accumulated deficit	(31,758)	(29,642)
TOTAL STOCKHOLDERS' EQUITY	5,205	3,630
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,101	$5,856

Tivic Health Systems, Inc.

Condensed Statements of Operations

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2023	2022
REVENUES	$376	$428
COST OF SALES	263	358
GROSS PROFIT	113	70
OPERATING EXPENSES
Research and development	490	401
Sales and marketing	458	684
General and administrative	1,281	1,226
TOTAL OPERATING EXPENSES	2,229	2,311
NET OPERATING LOSS	(2,116)	(2,241)
OTHER INCOME, NET	—	1
NET LOSS	$(2,116)	$(2,240)
NET LOSS PER SHARE - BASIC AND DILUTED	$(0.11)	$(0.23)
WEIGHTED-AVERAGE NUMBER OF SHARES - BASIC AND DILUTED	20,122,178	9,715,234